EXHIBIT 5

                                 ALAN M. BERKUN
                                 ATTORNEY AT LAW
                  8 3 ARNOLD COURT B EAST ROCKAWAY, N.Y. 1151 8

                            TELEPHONE (516) 231-3455



LONG ISLAND OFFICE
1300 VETERANS MEMORIAL HIGHWAY - SUITE 300
HAUPPAUGE, N.Y. 11788
TELEPHONE (516) 231-3311



3-28-1998

Play Co Toys & Entertainment Corp.
550 Rancheros Drive
San Marcos, CA 92069

Gentlemen:

I have acted as your counsel in connection with a Registration Statement on Form S-8 filed with the Securities and Exchange Commission under the Securities Act of 1933 (the Registration Statement) with respect to an aggregate of 30,000 Common shares 120,000 Series E Preferred common shares and 50,000 purchase warrants.

I have examined such originals or certified, conformed or photo-static copies, the authenticity of which we have assumed, of certificates of public officials and your' corporate directors and other documents, certificates, records, authorizations and proceedings as I have deemed relevant and necessary as the basis for the opinion expressed herein. In all such examinations, I have assumed the genuineness of all signatures on all original and certified documents and all copies submitted to me as conformed or photo static copies.

Based on the foregoing, I am of the opinion that the securities referred to herein when sold, as set forth in the Registration Statement will be legally issued, fully paid and non-assessable.

I hereby consent to the filing of my opinion as an exhibit to the Registration Statement.

Sincerely,

/s/ Alan M. Berkun, Esq.